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                                                                   EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

  We consent to the use in this Post-Effective Amendment No. 1 to Registration Statement No. 333-27975 of Bank Plus Corporation on Form S-4 of our report dated April 17, 1997 (except Note 2, which is dated May 2, 1997), on the consolidated financial statements of Hancock Savings Bank, FSB and subsidiary (which report expresses an unqualified opinion and includes explanatory paragraphs referring to regulatory matters and the uncertainty about Hancock's ability to continue as a going concern) appearing in the Proxy Statement/Prospectus, which is part of such Registration Statement, and to the reference to us under the heading "Experts" in such Proxy Statement Prospectus.

DELOITTE & TOUCHE LLP

Los Angeles, California
June 30, 1997